Abbott & Abbott

Attorneys at Law

1905 Diamond St., Ste. B

San Marcos, CA  92078

Howard Bruce Abbott, Esq.

          Tel (760) 752-3166

          Fax (760) 752-1066

July 24, 2007

Steven Peacock

Franchise Capital Corporation

29970 Technology Drive, Suite 203

Murrieta, CA 92563

Re:  Legal Opinion re Legality of Securities to be Issued

Dear Mr. Peacock,

This law firm has been engaged to render a legal opinion regarding the legality of the issuance of the securities being contemplated by Franchise Capital Corporation pursuant to the establishment of a Compensation Plan for Employees, Officers, Directors and Consultants, and which is the subject of a Form S-8 Registration Statement under the Securities Act of 1933.  Thus, this opinion letter shall address whether Franchise Capital Corporation (“FCCN”), a Nevada publicly traded corporation, is authorized to issue shares of publicly traded stock in the corporation by filing a Form S-8 Registration Statement as part of a compensation plan for employees, officers, Directors and consultants.  Further, the company seeks an opinion whether the documents prepared and disclosed to prospective purchasers of such shares constitutes a prospectus such that complies with Section 10(a) of the Securities Act thereby requiring necessary disclosures...

I.  Reporting and Disclosure Requirements re SEC Requlations

As a means of protecting the interests of investors, the two primary securities acts provide general and specific guidance regarding disclosure requirements.  Also known as the “Truth in Securities Act”, the U.S. Securities Act of 1933, or the “Federal Securities Act” or “1933 Act”, holds two basic objectives:  1)  To prohibit deceit, misrepresentation and other fraud in the sale of securities, and 2)  To require that investors receive financial and other significant information concerning securities being offered for sale to the public.  This Act is codified at 15 U.S.C. §77a and provides the regulations pertaining particularly to issues of new shares and registration.

The Securities Exchange Act of 1934, or the “1934 Act”, provides the regulatory controls for transactions involving securities, and of ‘practices and matters related thereto.’  Thus, once securities have been registered, or are determined to be exempt from registration pursuant to the 1933 Act, all further procedures and transactions are regulated and controlled by the 1934 Act.  In other words, whereas detailed information about a company must be disclosed in a Securities Act (1933) registration statement, periodic updating of that information, and disclosure of new information, is then required by the Securities Exchange Act of 1934.  [See Disadvantages of Registration or Being Publicly Held;  Disclosure of Information, Understanding the Securities Laws, Third Edition;  Larry D. Soderquist, Practising Law Institute (1997)].

The basic rule of disclosure is this:  If something is material to investors, it should be disclosed.  Materiality is generally addressed in terms of a matter as “to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to purchase the security instrument registered.” [See Rule 405 Securities and Exchange Act of 1934].  With respect to an Issuer’s Duty to Disclose, “so long as a public company is not trading in its own securities, there is no general duty that requires it to disclose material inside information.  In the absence of an explicit mandate in a given situation, or some special circumstance, a company may disclose material information or not, as suits its purposes.  The interesting question is, then what triggers a disclosure requirement?”  [Disclosure of Information, Understanding the Securities Laws, Third Edition, Practising Law Institute (p. 255)].

It is important to distinguish between the duty to correct and the duty to update.  That is, if information is disseminated to the public that is incorrect when released, the prior statement must be corrected within a reasonable period of time. [See Stransky v Cummins Engine Co., Inc. 51 F.3d 1329 (7th Cir. 1995)]  On the other hand, the courts have generally rejected the notion that there is a duty to update, and have only found liability only if forward looking statements were unreasonable in light of the facts known at the time, or they were not made in good faith.” [Id 257]

Because of the sparked concern regarding the sufficiency and adequacy of disclosures, “Many issuers are now reviewing the procedures used to prepare Annual Reports and MD&Ss (Management’s Discussion and Financial Analysis)with a view to ensuring full and accurate disclosure and minimizing liability exposure.”  [See Annual reports to Securityholders and Disclosure in Annual Reports, Brooks Stough, L.C. Lau, Practising Law Institute, Securities Filings (1997)].

Materiality.  Materiality is essential to consider when addressing disclosure requirements.  “The substantial likelihood standard of materiality, set forth by the Supreme Court in the rule 14a-9 case of TSC Industries, Inc. v. Northway, Inc. is used in all securities law contexts.”  [TCS Industries, Inc. v Northway, Inc., 426 U.S. 438, 449 (1976)].  The standard is explained thusly:  A fact is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy or sell a security.  As to those facts and circumstances which are deemed to be material, and which might seem to require disclosure for the protection of investors and purchasers of the securities, it is necessary to look further into the appropriate sections of the 1934 Act, and more specifically, Form 8-K requirements.

II.  Specific Disclosure Requirements Pursuant to Form 8-K

The 1934 Act provides that any material and significant events pertaining to an issuer’s business must be made available to the public and disclosed adequately to fully inform them of the event so that they can make investment decisions based thereon.  These events are reported and filed on Form 8-K which is made available and disclosed to all interested persons.  The information contained therein must accurately reflect the changed event or circumstance.

The SEC adopted new and final rules effective August 23, 2004 which expanded the disclosures required on Form 8-K.  These new rules added eight (8) new events that a public company must include and report on the Form 8-K and expanded two (2) existing items already required on Form 8-K.  Additionally, two items previously required to be disclosed in a company’s periodic reports were included on Form 8-K.  [Securities and Exchange Commission Release Nos. 33-8400;  34-49424;  file No. S7-22-02]

More specifically, the Form 8-K Disclosure Items, as amended and effective on 8/23/04, address the following sections which are appropriate to this opinion letter, namely Section 2, Financial Information, Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant, and Section 3, Securities and Trading Markets, Item 3.02, Unregistered Sales of Equity Securities.  [Chadbourne & Parke LLP, Client Alert,  SEC Amends Form 8-K and Accelerates Filing Date, March 2004]

The following event also has to be disclosed on Form 8-K:  Entry into or material amendment of a material definitive agreement not made in the ordinary course of business.  Relating this requirement to the instant matter which is the subject of this opinion letter, it is arguable that the loan evidenced by a convertible debenture in favor of Golden Gate Investors may have been made in the ordinary course of business, and therefore not required to be disclosed.  However, the safer approach for the company to have taken would have been to disclose this event anyway, inasmuch as it could also be argued that this was an extraordinary event pursuant to a material definitive agreement between Golden Gate Investors and FCCN, and that it was made outside the ordinary course of business.

III.  Adequacy and Sufficiency Provided by the Following Disclosures

The following resources have been reviewed and investigated to determine the extent to which activities of the company have been revealed and disclosed to the public in an effort to determine compliance with SEC regulations.  To make such determination, the following documents, available to the public, have been filed with the Securities and Exchange Commission by FCCN which provide the very disclosures intended by the regulations:

a.

The Company’s latest Annual Report on Form 10-K for the year ended June 30, 2006, as filed with the Securities and Exchange Commission on June 7, 2007;

b.

The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended June 30, 2006;

c.

The description of the Company’s common stock contained in its Form 10-K filed June 7, 2007 (File No. 000-50127), including any amendment or report filed for the purpose of updating such description.

d.

Incorporated by reference are all other documents filed by the Company after the date of this particular Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold.

IV.  Summary

After having examined and reviewed the documents described in this opinion letter;  and a review of the laws and regulations governing the disclosure requirements which are set forth in the Securities Act of 1933;  Securities and Exchange Act of 1934 and Form 8-K as amended and modified, it is my unqualified opinion and the professional opinion of this law firm that the shares being issued under a Compensation Plan for the benefit of employees, officers, Directors and Consultants pursuant to an S-8 Registration Statement are legal and within purviews of the Securities Act of 1933 and Exchange Act of 1934.  Further, the documents submitted to the SEC, together with the reports filed by the Company and which are available to the public and to any prospective purchase of the securities, are sufficient to provide the required disclosures in accordance with the requirements promulgated by the SEC for the protection of investors and purchasers of the Company’s stock.  The disclosures thus made by the Company are sufficient to constitute a prospectus with adequate disclosures as required by regulation and law.

It would be difficult, indeed, if not impossible, for an investor or shareholder to allege that there was not sufficient information and material contained in all of these aforementioned documents, reports and filings to alert them to the activities of the Company and to fully comply with all of the disclosure requirements and standards required pursuant to the Acts and Form 8-K.  To the contrary, it is my opinion that collectively all of these means of information were adequate and sufficient to impart the disclosures necessary to fully comply with the 1933 and 1934 Act, and as further required by Form 8-K.

The shares of stock contemplated to be issued by the Company pursuant to the Compensation Plan filed with the Securities and Exchange Commission on Form S-8 are authorized and permissible under the regulations without further registration.  The shares to be issued and registered in the amount of 22,005,654 are compliant with the laws and regulations promulgated by the SEC and are to be validly issued.

Respectfully,

/s/ Howard Bruce Abbott

Howard Bruce Abbott

Attorney at Law